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                                                                     EXHIBIT 5.1


JOHN SHARP
DIRECT DIAL NO. (248) 205-2747
E-MAIL: JSHARP@STROBLPC.COM


                               December 20, 2005


William R. Herren
Asia Automotive Acquisition Corporation
401 S. Old Woodward, Suite 450
Birmingham, MI 48009


Dear Mr. Herren:

         Reference is made to the Registration Statement on Form S-1 ("Registration Statement") to be filed by Asia Automotive Acquisition Corporation ("Company"), a Delaware corporation, under the Securities Act of 1933, as amended ("Act"), covering (i) 4,375,000 Units, with each Unit consisting of one share of the Company's common stock, par value $.001 per share (the "Common Stock"), and one warrant to purchase one share of the Company's Common Stock (the "Warrants") to Rodman & Renshaw, LLC, as underwriter and/or as lead underwriter for a group of underwriters (collectively, the "Underwriters"),
(ii) up to 656,250 Units (the "Over-Allotment Units") which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any,
(iii) up to 350,000 Units (the "Purchase Option Units") which Rodman & Renshaw, LLC, will have the right to purchase ("Purchase Option") for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

         We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.



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William R. Herren
Asia Automotive Acquisition Corporation
December 20, 2005
Page 2



         Based upon the foregoing, we are of the opinion that:

         1. The Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

         2. Each of the Purchase Option and Warrants constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.


                               Very truly yours,

                         Strobl Cunningham & Sharp P.C.




                                   /s/ JOHN SHARP
                                   John Sharp